Exhibit 99.1


           Southwest Water Company Appoints General Counsel


    LOS ANGELES--(BUSINESS WIRE)--May 17, 2007--Southwest Water
Company (Nasdaq:SWWC) has appointed William K. (Ken) Dix as general counsel, a newly created position.

    "Ken is well-versed in litigation management, contract negotiation, risk management and employment law," said Mark Swatek, CEO and chairman, about the appointment. "He has more than 20 years of in-depth experience and has proven to be an assertive contract negotiator as well as an expert in regulatory compliance, acquisitions and corporate governance, including Sarbanes-Oxley. Having Ken on staff will enable us to get prompt, effective legal guidance in real time and assist us in managing our legal costs."

    For the past five years, as a sole practitioner, Dix, 51, provided counsel on licensing, contracts, governance and real estate lease negotiations to small- and mid-cap companies, and helped guide more than 20 acquisitions. Earlier, he was vice president, general counsel and corporate secretary at Genetronics Biomedical Corp., where he was responsible for FDA, FTC and SEC regulatory compliance, employment law matters and negotiation of all agreements. He was vice president and general counsel at Metabolife International, managing the legal and compliance department functions. He also provided legal support for changing the company's business model from distributorships to mass retail. As vice president and general counsel at Jenny Craig, Inc., Dix was responsible for corporate legal matters, most notably the litigation management of two of the largest class-action matters in U.S. history at the time. As senior counsel for Aetna Health Plans, Inc., he negotiated provider contracts and facility leases and established the provider appeal process for the Plan.

    A graduate of Georgetown University Law Center, Dix is a member of the bars of California, District of Columbia and Pennsylvania. As a captain in the U.S. Air Force, he piloted F-4E Phantom jet fighters and was a staff officer to the Assistant Secretary of Defense.

    Southwest Water Company specializes in water utility operations, maintenance and management services, including water production, treatment and distribution, wastewater collection and treatment, billing and collection, infrastructure construction management, and public works services. The company owns regulated public utilities and also serves cities, utility districts and companies through operations contracts. More than two million people in the United States depend on Southwest Water for expert, reliable service. For additional information and career opportunities, visit the company's website, www.swwc.com.


    CONTACT: Southwest Water Company
             DeLise Keim, VP, Corp. Communications, 213-929-1846 www.swwc.com or
             PondelWilkinson Inc.
             Robert Jaffe, 310-279-5969
             www.pondel.com